--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                             AGREEMENT AND PLAN OF MERGER




                                        among



                                  3COM CORPORATION,
                              a California corporation,




                             TR ACQUISITIONS CORPORATION,
                       a Delaware corporation and wholly-owned
                           subsidiary of 3Com Corporation,



                                         and



                              U.S. ROBOTICS CORPORATION,
                                a Delaware corporation






                            Dated as of February 26, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                            Page

ARTICLE I  THE MERGER.......................................................  2
    Section 1.1    Effective Time of the Merger.............................  2
    Section 1.2    Closing..................................................  2
    Section 1.3    Effects of the Merger....................................  2
    Section 1.4    Directors and Officers...................................  3

ARTICLE II  CONVERSION OF SECURITIES........................................  3
    Section 2.1    Conversion of Capital Stock..............................  3
    Section 2.2    Exchange of Certificates.................................  4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF USR..........................  7
    Section 3.1    Organization.............................................  7
    Section 3.2    USR Capital Structure....................................  7
    Section 3.3    Authority; No Conflict; Required Filings and Consents....  8
    Section 3.4    SEC Filings; Financial Statements........................  9
    Section 3.5    No Undisclosed Liabilities............................... 10
    Section 3.6    Absence of Certain Changes or Events..................... 10
    Section 3.7    Restrictions on Business Activities...................... 11
    Section 3.8    Taxes.................................................... 11
    Section 3.9    Intellectual Property.................................... 12
    Section 3.10   Agreements, Contracts and Commitments.................... 12
    Section 3.11   Litigation............................................... 13
    Section 3.12   Environmental Matters.................................... 13
    Section 3.13   Employee Benefit Plans................................... 14
    Section 3.14   Compliance with Laws..................................... 15
    Section 3.15   Pooling of Interests..................................... 15
    Section 3.16   Interested Party Transactions............................ 15
    Section 3.17   Registration Statement:  Proxy Statement/Prospectus...... 15
    Section 3.18   Opinion of Financial Advisor............................. 16
    Section 3.19   Section 203 of the DGCL Not Applicable................... 16
    Section 3.21   No Existing Discussions.................................. 16

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF 3COM AND SUB.................. 16
    Section 4.1    Organization............................................. 17
    Section 4.2    3Com Capital Structure................................... 17
    Section 4.3    Authority; No Conflict; Required Filings and Consents.... 18
    Section 4.4    SEC Filings; Financial Statements........................ 19
    Section 4.5    No Undisclosed Liabilities............................... 20
    Section 4.6    Absence of Certain Changes or Events..................... 20
    Section 4.7    Restrictions on Business Activities...................... 20
    Section 4.8    Taxes.................................................... 21
    Section 4.9    Intellectual Property.................................... 21

    Section 4.10   Agreements, Contracts and Commitments.................... 22
    Section 4.11   Litigation............................................... 22
    Section 4.12   Environmental Matters.................................... 23
    Section 4.13   Employee Benefit Plans................................... 23
    Section 4.14   Compliance with Laws..................................... 24
    Section 4.15   Pooling of Interests..................................... 24
    Section 4.16   Interested Party Transactions............................ 25
    Section 4.17   Registration Statement; Proxy Statement/Prospectus....... 25
    Section 4.18   Opinion of Financial Advisor............................. 25
    Section 4.19   No Existing Discussions.................................. 25
    Section 4.20   Interim Operations of Sub................................ 25
    Section 4.21   3Com Rights Agreement.................................... 25

ARTICLE V  CONDUCT OF BUSINESS.............................................. 26
    Section 5.1    Covenants of USR and 3Com................................ 26
    Section 5.2    Cooperation.............................................. 28

ARTICLE VI  ADDITIONAL AGREEMENTS........................................... 29
    Section 6.1    No Solicitation.......................................... 29
    Section 6.2    Proxy Statement/Prospectus; Registration Statement....... 30
    Section 6.3    Consents................................................. 30
    Section 6.4    Current Nasdaq Quotation................................. 30
    Section 6.5    Access to Information.................................... 30
    Section 6.6    Stockholders' Meetings................................... 31
    Section 6.7    Legal Conditions to Merger............................... 31
    Section 6.8    Public Disclosure........................................ 32
    Section 6.9    Tax-Free Reorganization.................................. 32
    Section 6.10   Pooling Accounting....................................... 32
    Section 6.11   Letters from Accountants................................. 32
    Section 6.12   Update Disclosure:  Breaches............................. 33
    Section 6.13   Stockholder Agreements................................... 33
    Section 6.14   Nasdaq Quotation......................................... 33
    Section 6.15   Stock Plans and Options.................................. 33
    Section 6.16   Brokers or Finders....................................... 35
    Section 6.17   Indemnification of Directors and Officers................ 35
    Section 6.18   Additional Agreements; Reasonable Efforts................ 36
    Section 6.19   Stock Option Agreements.................................. 37
    Section 6.20   3Com Board of Directors.................................. 37
    Section 6.21   Employment and Noncompete Agreements..................... 37
    Section 6.22   Rights Plans............................................. 37

ARTICLE VII  CONDITIONS TO MERGER........................................... 38
    Section 7.1    Conditions to Each Party's Obligation to Effect the
                   Merger................................................... 38
    Section 7.2    Additional Conditions to Obligations of 3Com and Sub..... 39
    Section 7.3    Additional Conditions to Obligations of USR.............. 40

ARTICLE VIII  TERMINATION AND AMENDMENT..................................... 40
    Section 8.1    Termination.............................................. 40
    Section 8.2    Effect of Termination.................................... 42
    Section 8.3    Fees and Expenses........................................ 43
    Section 8.4    Amendment................................................ 46
    Section 8.5    Extension; Waiver........................................ 46

ARTICLE IX MISCELLANEOUS.................................................... 46
    Section 9.1    Nonsurvival of Representations, Warranties and
                   Agreements............................................... 46
    Section 9.2    Notices.................................................. 46
    Section 9.3    Interpretation........................................... 47
    Section 9.4    Counterparts............................................. 48
    Section 9.5    Entire Agreement; No Third Party Beneficiaries........... 48
    Section 9.6    Governing Law............................................ 48
    Section 9.7    Assignment............................................... 48

EXHIBITS

Exhibit A-1   -    3Com Stock Option Agreement
Exhibit A-2   -    USR Stock Option Agreement
Exhibit B     -    Form of USR Stockholder Agreement
Exhibit C     -    Form of Employment Agreement
Exhibit D     -    Form of Noncompete Agreement

                                TABLE OF DEFINED TERMS

                                                             CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                          ------------

Affiliate...................................................  Section 6.13
Agreement...................................................  Preamble
Alternative Transaction.....................................  Section 8.3(e)
Approval....................................................  Section 6.7
Cash Satisfaction...........................................  Section 8.3(d)
Certificate(s)..............................................  Section 2.2(b)
Certificate of Merger.......................................  Section 1.1
CGCL........................................................  Section 4.3(a)
Closing.....................................................  Section 1.2
Closing Date................................................  Section 1.2
Code........................................................  Recitals
Competing Offer.............................................  Section 6.1(a)
Confidentiality Agreement...................................  Section 6.1(a)
Constituent Corporations....................................  Section 1.3(a)
DGCL........................................................  Section 1.1
Effective time..............................................  Section 1.1
Environmental Permits.......................................  Section 3.12(c)
ERISA.......................................................  Section 3.13(a)
ERISA Affiliate.............................................  Section 3.13(a)
Exchange Act................................................  Section 3.3(c)(iv)
Exchange Agent..............................................  Section 2.2(a)
Exchange Fund...............................................  Section 2.2(a)
Exchange Ratio..............................................  Section 2.1(c)
Governmental Entity.........................................  Section 3.3(c)
Hazardous Material..........................................  Section 3.12(a)
Hazardous Materials Activities .............................  Section 3.12(b)
HSR Act.....................................................  Section 3.3(c)(i)
incentive stock options.....................................  Section 6.15(a)
Indemnified Parties.........................................  Section 6.17(b)
Merger......................................................  Recitals
Paying Party................................................  Section 8.3(d)
Paying Party Common Stock...................................  Section 8.3(d)
Payment Date................................................  Section 8.3(d)(i)
Proxy Statement.............................................  Section 3.17
Registration Statement......................................  Section 3.17
Returns.....................................................  Section 3.8(b)
Rule 145....................................................  Section 6.13
SEC.........................................................  Section 3.3(c)(ii)
Securities Act..............................................  Section 3.3(c)(ii)
Stock Option Agreements.....................................  Recitals
Stock Satisfaction..........................................  Section 8.3(d)
Stockholders' Meetings......................................  Section 3.17
Sub.........................................................  Preamble
Subsidiary..................................................  Section 2.1(b)
Superior Proposal...........................................  Section 6.1(a)
Surviving Corporation.......................................  Section 1.3(a)
Tax(es).....................................................  Section 3.8(a)

                                                             CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                          ------------

Third Party.................................................  Section 8.3(e)
3Com........................................................  Preamble
3Com Additional Termination Fee.............................  Section 8.3(c)
3Com Balance Sheet..........................................  Section 4.4(b)
3Com Board..................................................  Section 6.20
3Com Common Stock...........................................  Recitals
3Com Disclosure Schedule....................................  Article IV
3Com Employee Plans.........................................  Section 4.13(a)
3Com Initial Termination Fee................................  Section 8.3(c)
3Com Intellectual Property Rights...........................  Section 4.9(a)
3Com Material Adverse Effect................................  Article IV
3Com Material Contracts.....................................  Section 4.10
3Com Option Plans...........................................  Section 4.2(a)
3Com Preferred Stock........................................  Section 4.2(a)
3Com Purchase Plan..........................................  Section 4.2(a)
3Com Restricted Stock Plan..................................  Section 4.2(a)
3Com Rights Agreement ......................................  Section 4.2(a)
3Com SEC Reports............................................  Section 4.4(a)
3Com Stock Option Agreement.................................  Recitals
USR.........................................................  Preamble
USR Additional Termination Fee..............................  Section 8.3(b)
USR Balance Sheet...........................................  Section 3.4(b)
USR Common Stock............................................  Recitals
USR Option Plans............................................  Section 2.1(d)
USR Disclosure Schedule.....................................  Article III
USR Employee Plans..........................................  Section 3.13(a)
USR Initial Termination Fee.................................  Section 8.3(b)
USR Intellectual Property Rights............................  Section 3.9(a)
USR Material Adverse Effect.................................  Article III
USR Material Contracts......................................  Section 3.10
USR Preferred Stock.........................................  Section 3.2(a)
USR Purchase Plans..........................................  Section 2.1(d)
USR Rights Agreement........................................  Section 3.2(a)
USR SEC Reports.............................................  Section 3.4(a)
USR Series B Preferred Stock................................  Section 3.2(a)
USR Stock Option............................................  Section 6.15(a)
USR Stock Option Agreement..................................  Recitals
USR Stockholder Agreement...................................  Section 6.13

                             AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER, dated as of February 26, 1997, by and among 3Com Corporation, a California corporation ("3Com"), TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), and U.S. Robotics Corporation, a Delaware corporation ("USR").

                                       RECITALS

    A. The Boards of Directors of 3Com, Sub and USR deem it advisable and in the best interests of each corporation and its respective stockholders that 3Com and USR combine in order to advance the long-term business strategies, goals and interests of 3Com and USR;

    B. The combination of 3Com and USR shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into USR, USR will become a wholly-owned subsidiary of 3Com and the stockholders of USR will become shareholders of 3Com (the "Merger");

    C. Concurrently with the execution and delivery of this Agreement and as condition and inducement to 3Com's and USR's willingness to enter into this Agreement, 3Com and USR have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as EXHIBIT A-1 (the "3Com Stock Option Agreement"), pursuant to which USR granted 3Com an option to purchase shares of Common Stock, $.01 par value, of USR ("USR Common Stock"), and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as EXHIBIT A-2 (the "USR Stock Option Agreement" and, together with the 3Com Stock Option Agreement, the "Stock Option Agreements"), pursuant to which 3Com granted USR an option to purchase shares of Common Stock, $.01 par value, of 3Com ("3Com Common Stock");

    D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; and

    E. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                      ARTICLE I

                                      THE MERGER

    Section 1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

    Section 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., California Time, on a date to be specified by 3Com and USR, which shall be no later than the second business day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Gray Cary Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, California, unless another date or place is agreed to in writing by 3Com and USR.

    Section 1.3    EFFECTS OF THE MERGER.

         (a) At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into USR (Sub and USR are sometimes referred to herein as the "Constituent Corporations" and USR is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of USR shall be amended to provide that Article 4 of such Certificate of Incorporation shall read as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $.001 per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         (b) At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

    Section 1.4 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of USR immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.


                                      ARTICLE II

                               CONVERSION OF SECURITIES

    Section 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of USR Common Stock or capital stock of Sub:

         (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

         (b) CANCELLATION OF TREASURY STOCK AND 3COM-OWNED STOCK. All shares of USR Common Stock that are owned by USR as treasury stock and any shares of USR Common Stock that are owned by 3Com, Sub or any other wholly-owned Subsidiary (as defined below) of 3Com shall be canceled and retired and shall cease to exist and no stock of 3Com or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         (c) EXCHANGE RATIO FOR USR COMMON STOCK. Subject to Section 2.2, each issued and outstanding share of USR Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 1.75 (which amount will be adjusted for any stock split or stock dividend effected between the date of this Agreement and the Effective Time) (the "Exchange Ratio") fully paid and nonassessable shares of 3Com Common Stock. All such shares of USR Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of 3Com Common Stock and any cash in lieu of fractional shares of 3Com Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

         (d) USR STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, any outstanding options to purchase USR Common Stock issued under any of USR's Key Employee Stock Option Plan, Executive Officers and Directors Stock Option Plan and 1996 Stock Option Plan for Israeli Employees (collectively, the "USR Option Plans") shall become exercisable in full due to the occurrence of a "change in control" as defined in the USR Option Plans (other than options granted under such plans in substitution for other options that were not subject to such acceleration provision) and will be assumed by 3Com in accordance with Section 6.15. Immediately prior to the Effective Time, all then outstanding rights to acquire shares of USR Common Stock under USR's Employee Stock Purchase Plan (the "USR Purchase Plan") will be exercised for the purchase of shares of USR Common Stock, as provided in Section 6.15.

    Section 2.2 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of USR Common Stock for 3Com Common Stock pursuant to the Merger shall be as follows:

         (a) EXCHANGE AGENT. As of the Effective Time, 3Com shall deposit with The First National Bank of Boston (the "Exchange Agent"), for the benefit of the holders of shares of USR Common Stock, certificates representing the shares of 3Com Common Stock (such shares of 3Com Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of USR Common Stock.

         (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of USR Common Stock (each a "Certificate" and, collectively, the "Certificates") whose shares were converted pursuant to
Section 2.1 into the right to receive shares of 3Com Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as 3Com and USR may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of 3Com Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by 3Com, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of 3Com Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of USR Common Stock which is not registered in the transfer records of USR, a certificate representing the proper number of shares of 3Com Common Stock may be issued to a transferee if the Certificate representing such USR Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of 3Com Common Stock and cash in lieu of any fractional shares of 3Com Common Stock as contemplated by this Section 2.2. The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing shares of 3Com Common Stock that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify 3Com, signed exactly as the name or names of the registered holder or holders appeared on the books of USR immediately prior to the Effective Time, together with a customary bond and such other documents as 3Com or the Exchange Agent may reasonably require in connection therewith.

         (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to 3Com Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of 3Com Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of 3Com Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of 3Com Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of 3Com Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective

Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of 3Com Common Stock.

         (d) NO FURTHER OWNERSHIP RIGHTS IN USR COMMON STOCK. All shares of 3Com Common Stock issued upon the surrender for exchange of shares of USR Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of USR Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by USR on such shares of USR Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of USR Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

         (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of 3Com Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to exercise any rights of a stockholder of 3Com. Notwithstanding any other provision of this Agreement, each holder of shares of USR Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of 3Com Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of 3Com Common Stock multiplied by the last reported sale price of 3Com Common Stock, as reported on The Nasdaq National Market, on the trading day immediately preceding the date of the Effective Time.

         (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of USR for one year after the Effective Time shall be delivered to 3Com, and any stockholders of USR who have not previously complied with this Section 2.2 shall thereafter look only to 3Com for payment of their claim for 3Com Common Stock, any cash in lieu of fractional shares of 3Com Common Stock, and any dividends or distributions with respect to USR Common Stock or 3Com Common Stock.

         (g) NO LIABILITY. Neither 3Com nor USR shall be liable to any holder of shares of USR Common Stock or 3Com Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official as required by any applicable abandoned property, escheat or similar law.

                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF USR

    USR represents and warrants to 3Com and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by USR to 3Com on or before the date of this Agreement (the "USR Disclosure Schedule"). The USR Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article III. For purposes of this Agreement, the phrase "USR Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of USR and its Subsidiaries, taken as a whole.

    Section 3.1 ORGANIZATION. Each of USR and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a USR Material Adverse Effect. Except as set forth in the USR SEC Reports (as defined in Section 3.4) or the USR Disclosure Schedule, neither USR nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by USR and comprising less than one percent (1%) of the outstanding stock of such company.

    Section 3.2    USR CAPITAL STRUCTURE.

         (a) The authorized capital stock of USR consists of 250,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value ("USR Preferred Stock"), of which 2,500,000 shares have been designated Series B Junior Participating Preferred Stock ("USR Series B Preferred Stock"). As of February 21, 1997, (i) 89,180,758 shares of USR Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of USR Common Stock were held in the treasury of USR or by Subsidiaries of USR, (iii) 18,419,960 shares of USR Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under the USR Option Plans, (iv) approximately 2,000,000 shares of USR Common Stock were reserved for future issuance under the USR Purchase Plan and (v) shares of USR Series B Preferred Stock were reserved for future issuance under the Rights Agreement, dated as of May 9, 1996, between USR and Harris Trust and Savings Bank, as amended (the "USR Rights Agreement"). No change in such capitalization has occurred since such date other than the exercise and termination of outstanding stock options and the accrual of rights under the USR Purchase Plan. As of the date of this Agreement, none of the shares of USR Preferred Stock are issued and outstanding. All shares of USR Common Stock and USR Series B Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of USR or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of USR Common Stock or the capital stock of any USR Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of USR's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by USR or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in USR's voting rights, charges or other encumbrances of any nature.

         (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the USR Option Plans or future sale under the USR Purchase Plan, there are no equity securities of any class of USR or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2 or in the USR Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which USR or any of its Subsidiaries is a party or by which any of them are bound obligating USR or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of USR or any of its Subsidiaries or obligating USR or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of USR, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of USR.

    Section 3.3    AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) USR has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of USR, subject only to the approval of the Merger by USR's stockholders under applicable provisions of USR's Certificate of Incorporation and the DGCL. This Agreement has been duly executed and delivered by USR and constitutes the valid and binding obligation of USR, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         (b) The execution and delivery of this Agreement by USR does not, and the consummation of the transactions contemplated by this Agreement will not,
(i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of USR, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which USR or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USR or any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate would not be reasonably likely to have a USR Material Adverse Effect, or a material adverse effect on the ability of USR to consummate the transactions contemplated by this Agreement.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to USR or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing by 3Com of the Registration Statement (as defined in Section 3.17) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (iv) the filing of the Proxy Statement (as defined in Section 3.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, in the aggregate, if not obtained or made, would not be reasonably likely to have a USR Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

    Section 3.4    SEC FILINGS; FINANCIAL STATEMENTS.

         (a) USR has filed and made available to 3Com all forms, reports and documents required to be filed by USR with the SEC since December 31, 1993, other than registration statements on Form S-8 (collectively, the "USR SEC Reports"). The USR SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the USR SEC Reports or necessary in order to make the statements in the USR SEC Reports, in the light of the circumstances under which they were made, not misleading. None of USR's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the USR SEC Reports, including any USR SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of USR and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of USR as of December 29, 1996 is referred to herein as the "USR Balance Sheet."

    Section 3.5 NO UNDISCLOSED LIABILITIES. USR and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a USR Material Adverse Effect, other than (i) liabilities reflected in the USR Balance Sheet,
(ii) liabilities specifically described in this Agreement, or in the USR Disclosure Schedule, and (iii) normal or recurring liabilities incurred since December 29, 1996 in the ordinary course of business consistent with past practices.

    Section 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the USR Balance Sheet, USR and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to USR or any of its Subsidiaries having a USR Material Adverse Effect; (ii) any material change by USR in its accounting methods, principles or practices; (iii) any material revaluation by USR of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any other event that constitutes a USR Material Adverse Effect; or (v) any other action or event that would have required the consent of 3Com pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a USR Material Adverse Effect.

    Section 3.7 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon USR or any of its Subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of USR or any of its Subsidiaries, any acquisition of property by USR or any of its Subsidiaries or the conduct of business by USR or any of its Subsidiaries as currently conducted or as proposed to be conducted by USR or any of its Subsidiaries.

    Section 3.8    TAXES.

         (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         (b) USR has accurately prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed at or before the Effective Time ("Returns") relating to any and all Taxes concerning or attributable to USR or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

         (c) USR as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except for payments which in the aggregate do not exceed $2,000,000.

         (d) There are no Tax deficiencies, individually or in the aggregate in excess of $1,000,000, outstanding, proposed or assessed against USR or any of its Subsidiaries that are not reflected as liabilities on the USR Balance Sheet nor has USR or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

         (e) USR does not have any material liabilities for Taxes that have not been accrued for or reserved on the USR Balance Sheet, whether asserted or unasserted, contingent or otherwise.

         (f) USR is not aware of any plan or intention on the part of stockholders of USR to engage in a sale or sales of USR Common Stock such that the aggregate fair market value, as of the Effective Time, of the shares subject to such sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of USR capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 3.8(f), the term "sale" shall include any sale, exchange, transfer, distribution, redemption or reduction in any way of the risk of ownership (by short sale or otherwise), or other disposition, whether direct or indirect.

    Section 3.9    INTELLECTUAL PROPERTY.

         (a) USR and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of USR and its Subsidiaries as currently conducted or planned to be conducted (the "USR Intellectual Property Rights") except to the extent that the failure to have such rights has not had and would not be reasonably likely to have USR Material Adverse Effect.

         (b) Neither USR nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the USR Intellectual Property Rights or any license, sublicense or other agreement pursuant to which USR or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of USR or any of its Subsidiaries, the breach of which would be reasonably likely to have a USR Material Adverse Effect.

         (c) To USR's knowledge, all patents, registered trademarks, service marks and copyrights held by USR or any of its Subsidiaries which USR considers to be material to its business are valid and enforceable. Neither USR nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party; or (ii) has any knowledge that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would be reasonably likely to have a USR Material Adverse Effect.

    Section 3.10 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither USR nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which USR or any of its Subsidiaries is a party ("USR Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from USR or any of its Subsidiaries thereunder. Each USR Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which USR is aware by any party obligated to USR or any of its Subsidiaries pursuant to such USR Material Contract.

    Section 3.11 LITIGATION. Except as described in the USR SEC Reports, there is no action, suit or proceeding, claim, arbitration, or, to the knowledge of USR, investigation against USR or any USR Subsidiary pending or as to which USR or any USR Subsidiary has received any written notice of assertion, which would be reasonably likely to have a USR Material Adverse Effect, or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Except as disclosed in the USR SEC Reports, neither USR nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a USR Material Adverse Effect.

    Section 3.12   ENVIRONMENTAL MATTERS.

         (a) As of the date hereof, to the knowledge of USR, no underground storage tanks are present under any property that USR or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such tanks is reasonably likely to have a USR Material Adverse Effect. As of the date hereof, no material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), is present as a result of the actions of USR or any of its Subsidiaries, or, to USR's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that USR or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such Hazardous Material is reasonably likely to have a USR Material Adverse Effect.

         (b) At no time has USR or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has USR or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity which has had or is reasonably likely to have a USR Material Adverse Effect.

         (c) USR currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Materials Activities and other businesses of USR as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to have a USR Material Adverse Effect.

         (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of USR, threatened concerning any Environmental Permit or any Hazardous Materials Activity of USR or any of its Subsidiaries which would be reasonably likely to have a USR Material Adverse Effect. USR is not aware of any fact or circumstance which could involve USR in any environmental litigation or impose upon USR any environmental liability which would be reasonably likely to have a USR Material Adverse Effect.

    Section 3.13   EMPLOYEE BENEFIT PLANS.

         (a) USR has made available to 3Com true and correct copies of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of USR or any trade or business (whether or not incorporated) which is a member or which is under common control with USR within the meaning of Section 414 of the Code (an "ERISA Affiliate") (together, the "USR Employee Plans"). The term "USR Employee Plans" shall be deemed to include any plan that would be an employee benefit plan under
Section 3(3) of ERISA but for the exclusion set forth in Section 4(b)(4) of ERISA.

         (b) With respect to the USR Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of USR, there exists no condition or set of circumstances in connection with which USR could be subject to any liability that is reasonably expected to have a USR Material Adverse Effect under ERISA, the Code or any other applicable law.

         (c) With respect to the USR Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of USR, which obligations are reasonably expected to have a USR Material Adverse Effect.

         (d) Except as set forth in Schedule 3.13 of the USR Disclosure Schedule, neither USR nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of USR or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a change in control of USR or other transaction involving USR of the nature contemplated by this Agreement, (iii) agreement with any officer of USR or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or
(iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 3.14 COMPLIANCE WITH LAWS. USR and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a USR Material Adverse Effect.

    Section 3.15 POOLING OF INTERESTS. To its knowledge, neither USR nor any of its Affiliates (as defined in Section 6.13) has, through the date of this Agreement, taken or agreed to take any action which would prevent 3Com from accounting for the business combination to be effected by the Merger as a pooling of interests.

    Section 3.16 INTERESTED PARTY TRANSACTIONS. Except as set forth in the USR SEC Reports, since the date of USR's last proxy statement to its stockholders, no event has occurred that would be required to be reported by USR as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    Section 3.17 REGISTRATION STATEMENT: PROXY STATEMENT/PROSPECTUS. The information supplied by USR for inclusion in the registration statement on Form S-4 pursuant to which shares of 3Com Common Stock issuable in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by USR for inclusion in the joint proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of USR and 3Com in connection with their respective meetings of stockholders to consider this Agreement and the Merger (collectively, the "Stockholders' Meetings") shall not, on the date the Proxy Statement is first mailed to stockholders of USR and 3Com, at the time of the Stockholders' Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to USR or any of its Affiliates, officers or directors should be discovered by USR which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, USR shall promptly inform 3Com.

    Section 3.18 OPINION OF FINANCIAL ADVISOR. The financial advisor of USR, Morgan Stanley & Co. Incorporated, has delivered to USR an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the stockholders of USR.

    Section 3.19 SECTION 203 OF THE DGCL NOT APPLICABLE. The Board of Directors of USR has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the USR Stock Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the USR Stock Option Agreement.

    Section 3.20 USR RIGHTS AGREEMENT. Neither the execution or delivery of this Agreement or the 3Com Stock Option Agreement, nor the consummation by 3Com and Sub of the transactions contemplated hereby and thereby will cause 3Com or any of its Affiliates to be within the definition of "Acquiring Person" as defined in the USR Rights Agreement.

    Section 3.21 NO EXISTING DISCUSSIONS. As of the date hereof, USR is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Competing Offer (as defined in Section 6.1).


                                      ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF 3COM AND SUB

    3Com and Sub represent and warrant to USR that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by 3Com to USR on or before the date of this Agreement (the "3Com Disclosure Schedule"). The 3Com Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article IV. For purposes of this Agreement, the phrase "3Com Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of 3Com and its Subsidiaries, taken as a whole.

    Section 4.1 ORGANIZATION. Each of 3Com and Sub and 3Com's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a 3Com Material Adverse Effect. Except as set forth in the 3Com SEC Reports (as defined in Section 4.4) or the 3Com Disclosure Schedule, neither 3Com nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by 3Com and comprising less than one percent (1%) of the outstanding stock of such company.

    Section 4.2    3COM CAPITAL STRUCTURE.

         (a) The authorized capital stock of 3Com consists of 400,000,000 shares of Common Stock, $.01 par value, and 3,000,000 shares of Preferred Stock, no par value ("3Com Preferred Stock"). As of February 25, 1997, (i) 177,469,588 shares of 3Com Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of 3Com Common Stock were held in the treasury of 3Com or by Subsidiaries of 3Com,
(iii) 27,315,924 shares of 3Com Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under 3Com's stock option plans (the "3Com Option Plans"), (iv) approximately 5,767,807 shares of 3Com Common Stock were reserved for future issuance pursuant to 3Com's employee stock purchase plan (the "3Com Purchase Plan"), (v) 648,416 shares were reserved for future issuance under 3Com's Restricted Stock Plan (the "3Com Restricted Stock Plan") and (vi) shares of 3Com Common Stock were reserved for future issuance under the Amended and Restated Rights Agreement, dated as of December 21, 1994, between 3Com and The First National Bank of Boston (the "3Com Rights Agreement"). No change in such capitalization has occurred since such date other than the exercise and termination of outstanding stock options and the accrual of rights under the 3Com Purchase Plan. As of the date of this Agreement, none of the shares of 3Com Preferred Stock are issued and outstanding. All shares of 3Com Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of 3Com or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of 3Com Common Stock or the capital stock of any 3Com Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of 3Com's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by 3Com or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in 3Com's voting rights, charges or other encumbrances of any nature.

         (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the 3Com Option Plans or future sales under the 3Com Purchase Plan, there are no equity securities of any class of 3Com or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4.2 or in the 3Com Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which 3Com or any of its Subsidiaries is a party or by which any of them are bound obligating 3Com or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of 3Com or any of its Subsidiaries or obligating 3Com or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of 3Com, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of 3Com.

    Section 4.3    AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) 3Com and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of 3Com and Sub, subject only to the approval of the Merger by 3Com's shareholders under applicable provisions of 3Com's Articles of Incorporation and the California General Corporation Law (the "CGCL"). This Agreement has been duly executed and delivered by 3Com and Sub and constitutes the valid and binding obligation of 3Com and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         (b) The execution and delivery of this Agreement by 3Com and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of 3Com or the Certificate of Incorporation or Bylaws of Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which 3Com or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 4.3.(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to 3Com or any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate would not be reasonably likely to have a 3Com Material Adverse Effect, or a material adverse effect on the ability of 3Com to consummate the transactions contemplated by this Agreement.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to 3Com or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (iv) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which in the aggregate, if not obtained or made, would not be reasonably likely to have a 3Com Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

    Section 4.4    SEC FILINGS; FINANCIAL STATEMENTS.

         (a) 3Com has filed and made available to USR all forms, reports and documents required to be filed by 3Com with the SEC since December 31, 1993, other than registration statements on Form S-8 (collectively, the "3Com SEC Reports"). The 3Com SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the 3Com SEC Reports or necessary in order to make the statements in the 3Com SEC Reports, in the light of the circumstances under which they were made, not misleading. None of 3Com's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the 3Com SEC Reports, including any 3Com SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of 3Com and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of 3Com as of November 30, 1996 is referred to herein as the "3Com Balance Sheet."

    Section 4.5 NO UNDISCLOSED LIABILITIES. 3Com and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a 3Com Material Adverse Effect, other than (i) liabilities reflected in the 3Com Balance Sheet,
(ii) liabilities specifically described in this Agreement, or in the 3Com Disclosure Schedule, and (iii) normal or recurring liabilities incurred since November 30, 1996 in the ordinary course of business consistent with past practices.

    Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the 3Com Balance Sheet, 3Com and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to 3Com or any of its Subsidiaries having a 3Com Material Adverse Effect; (ii) any material change by 3Com in its accounting methods, principles or practices; (iii) any material revaluation by 3Com of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any other event that constitutes a 3Com Material Adverse Effect; or (v) any other action or event that would have required the consent of USR pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a 3Com Material Adverse Effect.

    Section 4.7 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon 3Com or any of its

Subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of 3Com or any of its Subsidiaries, any acquisition of property by 3Com or any of its Subsidiaries or the conduct of business by 3Com or any of its Subsidiaries as currently conducted or as proposed to be conducted by 3Com or any of its Subsidiaries.

    Section 4.8    TAXES.

         (a) 3Com has accurately prepared and timely filed all material Returns relating to any and all Taxes concerning or attributable to 3Com or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

         (b) 3Com as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except for payments which in the aggregate do not exceed $2,000,000.

         (c) There are no Tax deficiencies, individually or in the aggregate in excess of $1,000,000, outstanding, proposed or assessed against 3Com or any of its Subsidiaries that are not reflected as liabilities on the 3Com Balance Sheet nor has 3Com or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

         (d) 3Com does not have any material liabilities for Taxes that have not been accrued for or reserved on the 3Com Balance Sheet, whether asserted or unasserted, contingent or otherwise.

         (e) 3Com is not aware of any plan or intention on the part of shareholders of 3Com to engage in a sale or sales of 3Com Common Stock such that the aggregate fair market value, as of the Effective Time, of the shares subject to such sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of 3Com capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 4.8(e), the term "sale" shall include any sale, exchange, transfer, distribution, redemption or reduction in any way of the risk of ownership (by short sale or otherwise), or other disposition, whether direct or indirect.

    Section 4.9    INTELLECTUAL PROPERTY.

         (a) 3Com and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of 3Com and its Subsidiaries as currently conducted or planned to be conducted (the "3Com Intellectual Property Rights"), except to the extent that the failure to have such rights has not had and would not be reasonably likely to have a 3Com Material Adverse Effect.

         (b) Neither 3Com nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the 3Com Intellectual Property Rights or any license, sublicense or other agreement pursuant to which 3Com or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of 3Com or any of its Subsidiaries, the breach of which would be reasonably likely to have a 3Com Material Adverse Effect.

         (c) To 3Com's knowledge, all patents, registered trademarks, service marks and copyrights held by 3Com or any of its Subsidiaries which 3Com considers to be material to its business are valid and enforceable. Neither 3Com nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party; or (ii) has any knowledge that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would be reasonably likely to have a 3Com Material Adverse Effect.

    Section 4.10 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither 3Com nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which 3Com or any of its Subsidiaries is a party ("3Com Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from 3Com or any of its Subsidiaries thereunder. Each 3Com Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which 3Com is aware by any party obligated to 3Com or any of its Subsidiaries pursuant to such 3Com Material Contract.

    Section 4.11 LITIGATION. Except as described in the 3Com SEC Reports, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of 3Com, investigation against 3Com or any 3Com Subsidiary pending or as to which 3Com or any 3Com Subsidiary has received any written notice of assertion, which would be reasonably likely to have a 3Com Material Adverse Effect, or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Except as disclosed in the 3Com SEC Reports, neither 3Com nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a 3Com Material Adverse Effect.

    Section 4.12   ENVIRONMENTAL MATTERS.

         (a) As of the date hereof, to the knowledge of 3Com, no underground storage tanks are present under any property that 3Com or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such tanks is reasonably likely to have a 3Com Material Adverse Effect. As of the date hereof, no material amount of any Hazardous Material is present as a result of the actions of 3Com or any of its Subsidiaries, or, to 3Com's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that 3Com or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such Hazardous Material is reasonably likely to have a 3Com Material Adverse Effect.

         (b) At no time has 3Com or any of its Subsidiaries engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity which has had or is reasonably likely to have a 3Com Material Adverse Effect.

         (c) 3Com currently holds all Environmental Permits necessary for the conduct of its Hazardous Materials Activities and other businesses of 3Com as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to have a 3Com Material Adverse Effect.

         (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of 3Com, threatened concerning any Environmental Permit or any Hazardous Materials Activity of 3Com or any of its Subsidiaries which would be reasonably likely to have a 3Com Material Adverse Effect. 3Com is not aware of any fact or circumstance which could involve 3Com in any environmental litigation or impose upon 3Com any environmental liability, which would be reasonably likely to have a 3Com Material Adverse Effect.

    Section 4.13   EMPLOYEE BENEFIT PLANS.

         (a) 3Com has made available to USR true and correct copies of all material employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of 3Com or any ERISA Affiliate of 3Com (together, the "3Com Employee Plans"). The term "3Com Employee Plans" shall be deemed to include any plan that would be an employee benefit plan under Section 3(3) of ERISA but for the exclusion set forth in Section 4(b)(4) of ERISA.

         (b) With respect to the 3Com Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of 3Com, there exists no condition or set of circumstances in connection with which 3Com could be subject to any liability that is reasonably expected to have a 3Com Material Adverse Effect under ERISA, the Code or any other applicable law.

         (c) With respect to the 3Com Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of 3Com, which obligations are reasonably expected to have a 3Com Material Adverse Effect.

         (d) Except as set forth in Schedule 4.13 of the 3Com Disclosure Schedule, neither 3Com nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of 3Com or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a change in control of 3Com or other transaction involving 3Com of the nature contemplated by this Agreement, (iii) agreement with any officer of 3Com or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or
(iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 4.14 COMPLIANCE WITH LAWS. 3Com and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a 3Com Material Adverse Effect.

    Section 4.15 POOLING OF INTERESTS. To its knowledge, neither 3Com nor any of its Affiliates (as defined in Section 6.13) has, through the date of this Agreement, taken or agreed to take any action which would prevent 3Com from accounting for the business combination to be effected by the Merger as a pooling of interests.

    Section 4.16 INTERESTED PARTY TRANSACTIONS. Except as set forth in the 3Com SEC Reports, since the date of 3Com's last proxy statement to its stockholders, no event has occurred that would be required to be reported by 3Com as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    Section 4.17 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by 3Com for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by 3Com for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of USR and 3Com, at the time of the Stockholders' Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to 3Com or any of its Affiliates, officers or directors should be discovered by 3Com which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, 3Com shall promptly inform USR.

    Section 4.18 OPINION OF FINANCIAL ADVISOR. The financial advisor of 3Com, Goldman, Sachs & Co., has delivered to 3Com an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair to 3Com.

    Section 4.19 NO EXISTING DISCUSSIONS. As of the date hereof, 3Com is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Competing Offer (as defined in Section 6.1).

    Section 4.20 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

    Section 4.21 3COM RIGHTS AGREEMENT. Neither the execution or delivery of this Agreement or the USR Stock Option Agreement, nor the consummation by USR of the transactions contemplated hereby and thereby will cause USR or any of its Affiliates to be within the definition of "Acquiring Person" as defined in the 3Com Rights Agreement.

                                      ARTICLE V

                                 CONDUCT OF BUSINESS

    Section 5.1 COVENANTS OF USR AND 3COM. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, USR and 3Com each agrees as to itself and its Subsidiaries (except to the extent that the other party shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and
(iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. USR and 3Com shall each promptly notify the other of any event or occurrence not in the ordinary course of business of USR or 3Com, respectively, where such event or occurrence would result in a breach of any covenant of USR or 3Com, respectively, set forth in this Agreement or cause any representation or warranty of USR or 3Com, respectively, set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, subject to Section 6.1, each of USR and 3Com shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the other party:

         (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

         (b) Transfer or license to any person or entity or otherwise extend, amend or modify any material rights to the USR Intellectual Property Rights, in the case of USR, or the 3Com Intellectual Property Rights, in the case of 3Com, other than the grant of non-exclusive licenses in the ordinary course of business substantially consistent with past practices;

         (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements, in effect as of the date of this Agreement, providing for the repurchase of shares in connection with any termination of service by such party;

         (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant by USR of options to new USR employees, other than officers, hired subsequent to February 15, 1997 to purchase up to an aggregate of 600,000 shares of USR Common Stock; (ii) the grant by 3Com of options (A) to existing 3Com employees to purchase up to an aggregate of 7,000,000 shares of 3Com Common Stock and (B) to new 3Com Employees, other than officers, hired subsequent to February 15, 1997 to purchase up to an aggregate of 1,300,000 shares of 3Com Common Stock; or
(iii) the issuance of (A) rights to purchase shares of USR Common Stock or shares of 3Com Common Stock under the USR Purchase Plan or 3Com Purchase Plan, respectively, or (B) shares of USR Common Stock or 3Com Common Stock issuable upon the exercise of options granted under or pursuant to rights under the USR Option Plans or the USR Purchase Plan or the 3Com Option Plans, the 3Com Purchase Plan or the 3Com Restricted Stock Plan, respectively;

         (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than, in the case of 3Com, acquisitions not involving consideration of more than $250,000,000 individually or $500,000,000 in the aggregate (PROVIDED, HOWEVER, that 3Com will consult with USR before undertaking any acquisition involving consideration of more than $50,000,000), or (B) in the case of USR, acquisitions not involving consideration of more than $25,000,000 in the aggregate;

         (f) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business;

         (g) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in the ordinary course in accordance with past practices,
(ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in settlement of dispute with terminated employees,
(iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

         (h) Revalue any material amount of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practices;

         (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit;

         (j) Amend or propose to amend its Certificate or Articles of Incorporation or Bylaws, except as contemplated by this Agreement;

         (k) Incur or commit to incur aggregate capital expenditures in an amount in excess of $50,000,000 except, in the case of USR, for capital expenditures relating to USR's Mt. Prospect facility and, in the case of 3Com, for capital expenditures relating to 3Com's Singapore facility;

         (l) Take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice;

         (m) Waive, release, assign, settle or compromise any material claims or litigation;

         (n) Except as described in the USR Disclosure Schedule, make any tax election or settle or compromise any material federal, state, local or foreign tax liability; or

         (o) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (n) above, or any action which is reasonably likely to make any of such party's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

    Section 5.2 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of 3Com and USR shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.


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

                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

    Section 6.1    NO SOLICITATION.

         (a) USR and 3Com each agree that it shall not, directly or indirectly, through any officer, director, employee, representative or agent,
(i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving such party, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Competing Offer"),
(ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or
(iii) agree to, approve or recommend any Competing Offer; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent USR or 3Com or their respective Boards of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Competing Offer by such person or entity (including a new and unsolicited Competing Offer received by such party after the execution of this Agreement from a person or entity whose initial contact with such party may have been solicited by such party prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Competing Offer to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party determines in good faith (after consultation with and based upon the advice of its financial advisor) that such Competing Offer would, if consummated, result in a transaction more favorable to such party's stockholders than the transaction contemplated by this Agreement (any such more favorable Competing Offer being referred to in this Agreement as a "Superior Proposal") and that the person or entity making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the Board of Directors of such party determines in good faith (after consultation with and based upon the advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of such Board of Directors to its stockholders under applicable law, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such person or entity than those contained in
Section 2 of the Confidentiality and Standstill Agreement dated February 9, 1997 between 3Com and USR (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer.

         (b) USR and 3Com shall each notify the other party no later than 24 hours after receipt by USR or 3Com (or its advisors), respectively, of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, a Competing Offer. Such notice to the other party shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

    Section 6.2    PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

         (a) As promptly as practicable after the execution of this Agreement, 3Com and USR shall prepare and file with the SEC the Proxy Statement, and 3Com shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. 3Com and USR shall use their best efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Proxy Statement shall include the recommendations of the Board of Directors of USR and 3Com, respectively, in favor of this Agreement and the Merger; provided that the Board of Directors of either party may withdraw such recommendation if such Board of Directors determines in good faith (after consultation with and based on the advice of its outside counsel) that the failure to withdraw such recommendation would be inconsistent with the fiduciary duties of such Board of Directors to its stockholders under applicable law.

         (b) 3Com and USR shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

    Section 6.3 CONSENTS. Each of 3Com and USR shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under their respective material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

    Section 6.4 CURRENT NASDAQ QUOTATION. Each of 3Com and USR agrees to continue the quotation of 3Com Common Stock and USR Common Stock, respectively, on The Nasdaq National Market during the term of this Agreement to the extent necessary so that appraisal rights will not be available to stockholders of USR under Section 262 of the DGCL.

    Section 6.5 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable law and other legal obligations, USR and 3Com shall each (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of USR and 3Com shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 6.6 STOCKHOLDERS' MEETINGS. USR and 3Com shall each call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Sections 6.1 and 6.2, USR and 3Com will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the directors of USR and 3Com, respectively, as determined by such directors in good faith (after consultation with and based upon the advice of its outside legal counsel) USR and 3Com shall each use their reasonable efforts to solicit from its stockholders proxies in favor of such matters.

    Section 6.7 LEGAL CONDITIONS TO MERGER. Each of 3Com and USR will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and will use their best efforts to furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of 3Com and USR will, and will cause its Subsidiaries to, (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by USR, 3Com or any of their Subsidiaries in connection with the Merger (any of the foregoing an "Approval") or the taking of any action contemplated thereby or by this Agreement (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither USR nor 3Com shall be required to agree, as a condition to any Approval, to divest itself of or hold separate any Subsidiary, division or business unit which is material to the business of such party and its Subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a material adverse effect on (A) the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole or (B) the benefits intended to be derived as a result of the Merger.

    Section 6.8 PUBLIC DISCLOSURE. 3Com and USR shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD.

    Section 6.9 TAX-FREE REORGANIZATION. 3Com and USR shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

    Section 6.10 POOLING ACCOUNTING. 3Com and USR shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of 3Com and USR shall use its best efforts (i) to cause its respective Affiliates (as defined in Section 6.13) not to take any action that would adversely affect the ability of 3Com to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to 3Com a customary "pooling letter" in form and substance agreed upon by USR and 3Com to the extent that receipt of such letter is required to assure the availability of pooling of interests accounting treatment.

    Section 6.11   LETTERS FROM ACCOUNTANTS.

         (a) USR shall use its best efforts to cause to be delivered to 3Com "cold comfort" letters of Grant Thornton LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to 3Com, in form and substance reasonably satisfactory to 3Com and comparable in scope and substance to letters customarily delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

         (b) 3Com shall use its best efforts to cause to be delivered to USR "cold comfort" letters of Deloitte & Touche LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to USR in form and substance reasonably satisfactory to USR and comparable in scope and substance to letters customarily delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

    Section 6.12 UPDATE DISCLOSURE: BREACHES. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Schedule, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of USR or 3Com, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, provided that such party, within ten days after receipt of such notice, advises the other party of its objection to the matter disclosed in such notice and the nature of such objection..

    Section 6.13 STOCKHOLDER AGREEMENTS. Upon the execution of this Agreement, 3Com and USR will provide each other with a list of those persons who are, in 3Com's or USR's respective reasonable judgment, "affiliates" of 3Com or USR, respectively, within the meaning of Rule 145 under the Securities Act ("Rule 145"). Each such person who is an "affiliate" of 3Com or USR within the meaning of Rule 145 is referred to herein as an "Affiliate." 3Com and USR shall provide each other such information and documents as USR or 3Com shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. USR shall use its best efforts to deliver or cause to be delivered to 3Com by March 15, 1997 from each of the Affiliates of USR, an executed agreement, in the form attached hereto as EXHIBIT B ("USR Stockholder Agreement"). 3Com shall be entitled to place appropriate legends on the certificates evidencing any 3Com Common Stock to be received by Affiliates of USR pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the 3Com Common Stock, consistent with the terms of the USR Stockholder Agreement.

    Section 6.14 NASDAQ QUOTATION. 3Com shall use its best efforts to cause the shares of 3Com Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

    Section 6.15   STOCK PLANS AND OPTIONS.

         (a) At the Effective Time, each outstanding option to purchase shares of USR Common Stock (a "USR Stock Option") under the USR Option Plans, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such USR Stock Option, the same number of shares of 3Com Common Stock as the holder of such USR Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to
(i) the aggregate exercise price for the shares of USR Common Stock otherwise purchasable pursuant to such USR Stock Option divided by (ii) the number of full shares of 3Com Common Stock deemed purchasable pursuant to such 3Com Stock Option in accordance with the foregoing; PROVIDED, HOWEVER, that, in the case of any USR Stock Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

         (b) As soon as practicable after the Effective Time, 3Com shall deliver to the participants in the USR Option Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the USR Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.15 after giving effect to the Merger). 3Com shall comply with the terms of the USR Option Plans and ensure, to the extent required by, and subject to the provisions of, such USR Option Plans, that USR Stock Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

         (c) 3Com shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of 3Com Common Stock for delivery under USR Stock Options assumed in accordance with this
Section 6.15. At or prior to the Effective Time, 3Com shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of 3Com Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

         (d) USR shall take such action as is necessary to cause the ending date of the then current offering period under the USR Purchase Plan (as such term is defined therein) to be the last trading day on which the USR Common Stock is traded on The Nasdaq National Market immediately prior to the Effective Time (the "Final USR Purchase Date"); provided, that, such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final USR Purchase Date, USR shall apply the funds credited as of such date under the USR Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of USR Common Stock in accordance with the terms of the USR Purchase Plan.

         (e) Employees of USR as of the Effective Time shall be permitted to participate in the 3Com Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with USR or 3Com).

    Section 6.16 BROKERS OR FINDERS. Each of 3Com and USR represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by USR in accordance with USR's agreement with such firm (a copy of which has been delivered by USR to 3Com prior to the date of this Agreement), and Goldman, Sachs & Co., whose fees and expenses will be paid by 3Com in accordance with 3Com's agreement with such firm (a copy of which has been delivered by 3Com prior to the date of this Agreement), and each of 3Com and USR agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

    Section 6.17   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) 3Com and the Surviving Corporation agree that the indemnification obligations set forth in USR's Certificate of Incorporation and Bylaws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, 3Com shall cause the Bylaws of Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of USR or its Subsidiaries.

         (b) After the Effective Time, 3Com and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of USR and each Subsidiary of USR and each such person who served at the request of USR or any Subsidiary of USR as a director, officer, trustee, partner, fiduciary, employee or agent of USR or of another corporation, partnership, joint venture, trust, pension, or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, agent or other person to whom this Section 6.17 applies, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, 3Com or the Surviving Corporation, shall pay the fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to 3Com and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action).

         (c) For a period of six years from the Effective Time, 3Com shall provide or cause the Surviving Corporation to provide to USR's current directors and officers liability insurance protection substantially equivalent in kind and scope as that provided by USR's current directors' and officers' liability insurance policies (copies of which have been made available to 3Com); PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by USR for such insurance; and, PROVIDED, FURTHER, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy which, in the reasonable judgment of the Surviving Corporation, provides the best coverage available for a cost not exceeding such amount.

         (d) In the event 3Com or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of 3Com or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.17.

         (e) The obligations of USR, the Surviving Corporation, and 3Com under this Section 6.17 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 6.17 applies without the consent of such affected director, officer, employee, agent or other person (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section
6.17 applies shall be a third-party beneficiary of this Section 6.17).

    Section 6.18 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of USR and 3Com described in Section 6.6, including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    Section 6.19 STOCK OPTION AGREEMENTS. 3Com and USR agree to fully perform their respective obligations under the Stock Option Agreements.

    Section 6.20   3COM BOARD OF DIRECTORS.

         (a) 3Com shall take all actions necessary (subject to any necessary stockholder approval) to cause the number of directors comprising the full Board of Directors of 3Com at the Effective Time (the "3Com Board") to be comprised of 11 directors, to elect James Cowie as a member of the 3Com Board with a term expiring in 1998 and to elect Casey Cowell and Paul Yovovich as members of the 3Com Board with terms expiring in 1999, all such elections to be effective as of the Effective Time. If, prior to the Effective Time, any of Messrs. Cowie, Cowell or Yovovich shall decline or be unable to serve as a member of the 3Com Board, USR shall designate another person, reasonably acceptable to the 3Com Board, to serve in such person's stead.

         (b) 3Com shall take all action necessary to cause the Compensation Committee of the 3Com Board, as of the Effective Time to be comprised of two members, one of which shall be Mr. Yovovich.

         (c) The foregoing members of the 3Com Board and Compensation Committee shall hold their respective positions until their resignation or removal or the election or appointment of their respective successors in the manner provided by 3Com's charter documents and applicable law.

    Section 6.21 EMPLOYMENT AND NONCOMPETE AGREEMENTS. 3Com and USR shall each use its reasonable efforts to cause each of the USR employees listed in
Schedule 6.21 of the USR Disclosure Schedule to enter into (a) Employment Agreements, substantially in the form of EXHIBIT C hereto providing for the compensation specified in said Schedule 6.21 for each such employee and
(b) Noncompete Agreements, substantially in the form of EXHIBIT D hereto.

    Section 6.22   RIGHTS PLANS.

         (a) USR covenants and agrees that it shall either (i) redeem, effective immediately prior to the Effective Time, all the then outstanding Rights (as defined in the USR Rights Agreement) for cash pursuant to and in compliance with Section 23 of the USR Rights Agreement or (ii) take such other action to terminate the USR Rights Agreement as of that time, as USR and 3Com may mutually agree. USR shall not redeem the Rights issued under the USR Rights Agreement, or terminate the USR Rights Agreement, prior to the Effective Time (other than in accordance with the preceding sentence) unless required to do so by a court of competent jurisdiction; PROVIDED, HOWEVER, that USR may take any of the foregoing actions if the Board of Directors of USR shall have determined to recommend a Competing Offer to its stockholders after determining, pursuant to Section 6.1, that such Competing Offer constitutes a Superior Proposal.

         (b) 3Com shall not redeem the rights issued under the 3Com Rights Plan or terminate the 3Com Rights Plan prior to the Effective Time unless required to do so by a court of competent jurisdiction; PROVIDED, HOWEVER, that 3Com may take any of the foregoing actions if the Board of Directors of 3Com shall have determined to recommend a Competing Offer to its stockholders after determining, pursuant to Section 6.1, that such Competing Offer constitutes a Superior Proposal.


                                     ARTICLE VII

                                 CONDITIONS TO MERGER

    Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

         (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of USR Common Stock and the holders of a majority of the outstanding shares of 3Com Common Stock.

         (b) WAITING PERIODS. The waiting period applicable to the consummation of the Merger under the HSR Act and any other waiting periods under applicable foreign laws shall have expired or been terminated.

         (c) APPROVALS. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with, would be reasonably likely to have a USR Material Adverse Effect or a 3Com Material Adverse Effect shall have been filed, occurred or been obtained.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting 3Com's conduct or operation of the business of 3Com or the Surviving Corporation after the Merger shall have been issued, except for any such order, injunction restraint or prohibition which would not be reasonably likely to have a material adverse effect on 3Com, the Surviving Corporation and their respective Subsidiaries, taken as a whole; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which makes the consummation of the Merger illegal.

         (f) POOLING LETTERS. 3Com and USR shall have received letters from Deloitte & Touche LLP and Grant Thornton LLP, respectively, each dated the date of the Proxy Statement and confirmed in writing as of the Closing Date and addressed to 3Com and USR, respectively, stating that they know of nothing that would prohibit the business combination to be effected by the Merger from qualifying as a pooling of interests transaction under generally accepted accounting principles.

         (g) NASDAQ. The shares of 3Com Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq National Market.

    Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF 3COM AND SUB. The obligations of 3Com and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by 3Com and Sub:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of USR set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for
(i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a USR Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the transactions contemplated hereby; and 3Com shall have received a certificate signed on behalf of USR by the chief executive officer and the chief financial officer of USR to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF USR. USR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and 3Com shall have received a certificate signed on behalf of USR by the chief executive officer and the chief financial officer of USR to such effect.

         (c) TAX OPINION. 3Com shall have received a written opinion from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to 3Com, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, such counsel may rely upon reasonable representations and certificates of 3Com, Sub, USR and certain stockholders of USR, and 3Com, Sub and USR will make, and USR agrees to use reasonable efforts to cause such stockholders of USR to make, such representations and deliver such certificates.

         (d) ACCOUNTANTS' LETTER. 3Com shall have received from Grant Thornton LLP the letters described in Section 6.11(a).

         (e) BLUE SKY LAWS. 3Com shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of 3Com Common Stock pursuant to the Merger.

    Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF USR. The obligation of USR to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
USR:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of 3Com and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a 3Com Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the transactions contemplated hereby; and USR shall have received a certificate signed on behalf of 3Com by the chief executive officer and the chief financial officer of 3Com to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF 3COM AND SUB. 3Com and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and USR shall have received a certificate signed on behalf of 3Com by the chief executive officer and the chief financial officer of 3Com to such effect.

         (c) TAX OPINION. USR shall have received the opinion of Mayer, Brown & Platt, counsel to USR, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinions, such counsel may rely upon reasonable representations and certificates of 3Com, Sub, USR and certain stockholders of USR, and 3Com, Sub and USR will make, and USR agrees to use reasonable efforts to cause such stockholders of USR to make, such representations and deliver such certificates.

         (d) ACCOUNTANTS' LETTER. USR shall have received from Deloitte & Touche LLP the letters described in Section 6.11(b).


                                     ARTICLE VIII

                              TERMINATION AND AMENDMENT

    Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of 3Com or USR;

         (a)  by mutual written consent of 3Com and USR; or

         (b) by either 3Com or USR if the Merger shall not have been consummated by September 15, 1997 (PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and PROVIDED FURTHER, that this Agreement may be extended up to 90 days by either party by written notice to the other party if the Merger would have been consummated but for the absence of one or more required Approvals or third-party consents, and such Approval(s) or consent(s) can reasonably be expected to be obtained within such 90-day period); or

         (c) by either 3Com or USR if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired (PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party which has not complied with its obligations under Section 6.7); or

         (d) by either 3Com or USR if, at the USR Stockholders' Meeting or the 3Com Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of stockholders in favor of this Agreement and the Merger shall not have been obtained, (PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party which has not complied with its obligations under Sections 6.2 and 6.6, and no termination shall be effective by any party which has not complied with its obligations under Section 8.3(b) or (c), as the case may be, of this Agreement); or

         (e) by 3Com if (i) the Board of Directors of USR shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to 3Com or shall have resolved or publicly announced or disclosed to any third party its intention to do so; (ii) an Alternative Transaction (as defined in Section 8.3(e)) involving USR shall have taken place or the Board of Directors of USR shall have recommended such an Alternative Transaction to the stockholders of USR or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of USR Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by 3Com or an affiliate thereof), and the Board of Directors of USR shall have (A) recommended (or shall have resolved or publicly announced its intention to recommend) that the stockholders of USR tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender offer; or

         (f) by 3Com, if the Board of Directors of 3Com shall have determined, to recommend a Competing Offer to its shareholders after determining, pursuant to Section 6.1, that such Competing Offer constitutes a Superior Proposal;

         (g) by 3Com if a breach of any representation, warranty, covenant or agreement on the part of USR set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 7.2(a) or 7.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten business days following receipt by USR of written notice of such breach from 3Com; or

         (h) by USR if (i) the Board of Directors of 3Com shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to USR or shall have resolved or publicly announced or disclosed to any third party its intention to do so; (ii) an Alternative Transaction (as defined in Section 8.3(e)) involving 3Com shall have taken place or the Board of Directors of 3Com shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of 3Com or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of 3Com Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by USR or an affiliate thereof), and the Board of Directors of 3Com shall have (A) recommended (or shall have resolved or publicly announced its intention to recommend) that the stockholders of 3Com tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender offer;

         (i) by USR, if the Board of Directors of USR shall have determined to recommend a Competing Offer to its stockholders after determining, pursuant to
Section 6.1, that such Competing Offer constitutes a Superior Proposal; or

         (j) by USR, if a breach of any representation, warranty, covenant or agreement on the part of 3Com set forth in this Agreement shall have occurred which would cause the conditions set forth Sections 7.3(a) or 7.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten business days following receipt by 3Com of written notice of such breach from USR.

    Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, there shall be no liability or obligation on the part of 3Com, USR, Sub, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and PROVIDED, that the provisions of Sections 6.19 and 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 8.3    FEES AND EXPENSES.

         (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that 3Com and USR shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and the fee(s) required to be paid in connection with the filing(s) required under the HSR Act in connection with the transactions contemplated by this Agreement.

         (b) If this Agreement is terminated (i) by 3Com pursuant to Section 8.1(e), (ii) by USR pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of USR at the USR Stockholders' Meeting, (iii) by USR pursuant to
Section 8.1(i), or (iv) by 3Com as a result of a breach by USR within the scope of Section 8.1(g), AND, in each such case, at the time of such failure or breach an Alternative Transaction involving USR shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, USR shall pay to 3Com a termination fee of $75 million in cash or USR Common Stock, as provided in Section 8.3(d), (the "USR Initial Termination Fee"), plus documented expenses of 3Com relating to this Agreement and the transactions contemplated hereby in an amount up to $10 million, within one business day after such termination. If an Alternative Transaction involving USR is thereafter consummated, or USR enters into a definitive agreement with respect to an Alternative Transaction, within 12 months after payment of the USR Initial Termination Fee, USR shall pay to 3Com an additional fee (the "USR Additional Termination Fee") of $75 million in cash, at or prior to the consummation of such Alternative Transaction, or within one business day following the effective date of such definitive agreement, whichever is earlier.

         (c) If this Agreement is terminated (i) by USR pursuant to Section 8.1(h) or (ii) by 3Com pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of 3Com at the 3Com Stockholders' Meeting, (iii) by 3Com pursuant to Section 8.1(f), or (iv) by USR as a result of a breach by 3Com within the scope of Section 8.1(j), AND, in each such case, at the time of such failure or breach an Alternative Transaction involving 3Com shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, 3Com shall pay to USR a termination fee of $75 million in cash or 3Com Common Stock, as provided in Section 8.3(d), (the "3Com Initial Termination Fee"), plus documented expenses of USR relating to this Agreement and the transactions contemplated hereby in an amount up to $10 million, within one business day after such termination. If an Alternative Transaction involving 3Com is thereafter consummated, or 3Com enters into a definitive agreement providing for an Alternative Transaction, within 12 months after payment of the 3Com Initial Termination Fee, 3Com shall pay to USR an additional fee (the "3Com Additional Termination Fee") of $75 million in cash, at or prior to the consummation of such Alternative Transaction, or within one business day following the effective date of such definitive agreement, whichever is earlier.

         (d) The USR Initial Termination Fee and the 3Com Initial Termination Fee shall be payable in cash (a "Cash Satisfaction") or, at the election of the paying party (the "Paying Party") and subject to the prior satisfaction or waiver of the conditions set forth in clause (i) below, in shares (a "Stock Satisfaction") of the paying party's common stock (the "Paying Party Common Stock").

         (i) CONDITIONS TO STOCK SATISFACTION. The Paying Party's right to elect a Stock Satisfaction shall be subject to, and conditioned upon: (A) the expiration or early termination, prior to the date on which payment of the applicable Initial Termination Fee is due (the "Payment Date"), of all waiting periods, if any, under the HSR Act applicable to the transactions necessary to effect such Stock Satisfaction; (B) the effectiveness, on the Payment Date, of a registration statement covering the shares of Paying Party Common Stock to be issued in such Stock Satisfaction and the absence of any stop order with respect thereto, or, alternatively, the receipt of a registration rights agreement in form acceptable to the recipient of the applicable Initial Termination Fee; (C) the admission, prior to the Payment Date, of the shares of Paying Party Common Stock to listing on the applicable national securities exchange or national market system; (D) the absence, on the Payment Date, of any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance; and (E) the receipt, prior to the Payment Date, of all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the transactions necessary to effect such Stock Satisfaction.

         (ii) PROCEDURE FOR STOCK SATISFACTION. In the event of a Stock Satisfaction, the Paying Party shall: (A) issue to the other party a number of shares of Paying Party Common Stock equal to the quotient obtained by dividing the applicable Initial Termination Fee by the average closing price of Paying Party Common Stock as reported on the applicable national securities exchange or national market system for the 20 days ending on the fifth trading day prior to the date hereof; (B) deliver to the other party a single certificate in definitive form representing the number of shares of Paying Party Common

    Stock registered in the name of the other party; and (C) pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to a Stock Satisfaction.

         (iii) VOTING OF SHARES ISSUED PURSUANT TO A STOCK SATISFACTION. Until the earlier of the third anniversary of the Payment Date or the transfer of the Paying Party Common Stock by the initial recipient thereof to an unaffiliated third party, the holder of the Paying Party Common Stock shall vote and execute stockholder written consents with respect to such shares, on each matter submitted to the Paying Party's stockholders for a vote or action by stockholder written consent, for and against such matter in the same proportion(s) as the votes and consents of all other shareholders of the Paying Party (whether by proxy or otherwise).

         (e) As used in this Agreement, an "Alternative Transaction" involving a specified party to this Agreement means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than 3Com, USR or Sub, or any affiliate thereof, (a "Third Party") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than twenty percent (20%) of the outstanding shares of such party's common stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving such party or any of its material Subsidiaries if, upon consummation of such merger, consolidation, share exchange or other business combination such Third Party owns or would own more than twenty percent (20%) of the outstanding equity securities of such party or any of its material Subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of such party or any of its material Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than twenty percent (20%) of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of such party or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of such party.

         (f) In no event shall USR or 3Com, as the case may be, be required to pay any termination fee to the other party if, immediately prior to the applicable termination of this Agreement, the party that would otherwise be entitled to receive such termination fee pursuant to Section 8.3 was in material breach of any of its obligations under this Agreement.

         (g) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

    Section 8.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of USR or 3Com, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                    ARTICLE IX(a)

                                    MISCELLANEOUS

    Section 9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time and the agreements of the Affiliates of USR delivered pursuant to Section 6.13. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to 3Com or Sub, to

              3Com Corporation
              5400 Bayfront Plaza
              Santa Clara, CA  95052-8145
              Attention:  General Counsel
              Facsimile No.:  (408) 764-6434

              with a copy to:

              Gray Cary Ware & Freidenrich
              400 Hamilton Avenue
              Palo Alto, CA  94301-1825
              Attention:  J. Howard Clowes
              Facsimile No.:  (415) 327-3699

         (b)  if to USR, to:

              U.S. Robotics Corporation
              8100 North McCormick Boulevard
              Skokie, IL  60076
              Attention:  George Vinyard
              Facsimile No.:  (847) 982-9118

              with a copy to:

              Mayer, Brown & Platt
              190 South LaSalle Street
              Chicago, IL  60603-3441
              Attention:  Richard Millard
              Facsimile No.:  (312) 701-7711

    Section 9.3 INTERPRETATION. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrase "to the knowledge of" a party shall mean the actual knowledge of any of the executive officers of such party after due inquiry of those employees of the party who could reasonably be expected to have information relating to the subject matter of the representation. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 26, 1997.

    Section 9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 9.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.17 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 9.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the party at the address specified in Section 9.2, shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of Delaware located in Wilmington, Delaware or the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

    Section 9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, 3Com, Sub and USR have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

U.S. ROBOTICS CORPORATION              3COM CORPORATION


By:                                    By:
    -------------------------------        -------------------------------

Title: Chairman                        Title: Senior Vice President
       ----------------------------           ----------------------------


                                       TR ACQUISITIONS CORPORATION


                                       By:
                                           -------------------------------

                                       Title:
                                              ----------------------------